                                                             EXHIBIT 3(i)

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                                   HIE, INC.

         The original Articles of Incorporation of HIE, Inc. (f/k/a Healthdyne Information Enterprises, Inc.), a Georgia corporation, as filed with the Secretary of State of Georgia on June 15, 1994 and as amended from time to time, are being hereby restated and amended as permitted by Sections 14-2-1006 and 14-2-1007 of the Georgia Business Corporation Code by deleting said original Articles of Incorporation in their entirety and restating and amending said Articles of Incorporation. The Restated and Amended Articles of Incorporation were approved by a sufficient vote of the Board of Directors as permitted by Sections 14-2-602(d) and 14-2-1002 of the Georgia Business Corporation Code. Shareholder approval was not required. The original Articles of Incorporation are restated and amended as follows:


                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                                   HIE, INC.

                                       1.

         The name of the Corporation is HIE, Inc. and its control number is K415299.

                                       2.

         The aggregate number of shares which the Corporation shall have the authority to issue is seventy million (70,000,000) shares, of which fifty million (50,000,000) shall be shares of common stock, par value $.01 per share; and twenty million (20,000,000) shall be shares of preferred stock, without par value, the board of directors being hereby authorized to divide such shares of preferred stock into classes and into shares within any class or classes to determine the designation and the number of shares of any class or series and the relative voting, dividend, liquidation and other rights, preferences and limitations of the shares of any class or series, including, but not limited to, classes or series of preferred stock:

         (a) entitling the holders thereof to cumulative, noncumulative or partially cumulative dividends, or to no dividends;

         (b) entitling the holders thereof to receive dividends payable on a parity with, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;

         (c) entitling the holders thereof to preferential rights upon the liquidation of, or upon any distribution of the assets of, the Corporation;

         (d) convertible, at the option of the holder or of the Corporation or both, into shares of any other class or classes of capital stock of the Corporation or of any series of the same or any other class or classes;

         (e) redeemable, in whole or in part, at the option of the Corporation, in cash, bonds or other property, at such price or prices, within such period or periods, and under such conditions as the board of directors shall so provide, including provision for the creation of a sinking fund for the redemption thereof; and

         (f) lacking voting rights or having limited voting rights or enjoying special or multiple voting rights.

         (g)      Designation of Series A Cumulative Preferred Stock.

                  Of the authorized preferred stock of the Corporation, 500,000 of such shares shall be designated "Series A Cumulative Preferred Stock" and shall have the following designations, preferences, limitations and relative rights:

                  (A) Certain Definitions. Unless the context otherwise requires, the terms defined in this subparagraph (A) shall have, for all purposes of this Paragraph (g), the meanings herein specified:

                  (i) "Board of Directors" shall mean the Board of Directors of the Corporation and, to the extent permitted by law, any committee of the Board of Directors authorized to exercise the powers of the Board of Directors.

                  (ii) "Common Stock" shall mean the common stock, par value $.01 per share, of the Corporation, which term shall include, where appropriate, in the case of a reclassification, recapitalization or other changes in such Common Stock, or in the case of a consolidation or merger of this Corporation with or into another corporation, such consideration to which a holder of a share of Common Stock would have been entitled upon the occurrence of such event.

                  (iii) "Series A Preferred Stock" shall mean the five hundred thousand (500,000) shares of Series A Cumulative Preferred Stock, without par value, of the Corporation.

                  (iv) "Junior Stock" shall mean the Common Stock and any other class or series of stock of the Corporation not entitled to receive any dividends unless all dividends required to have been paid or declared and set apart for payment on the Series A Preferred Stock and any Parity Stock shall have been so paid or declared and set apart for payment and, for purposes of subparagraph (C) below, shall mean any class or series of stock of the Corporation not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the



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

         Corporation until the Series A Preferred Stock and any Parity Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

                  (v) "Parity Stock" shall mean any class or series of stock of the Corporation entitled to receive payment of dividends on a parity with the Series A Preferred Stock or entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series A Preferred Stock.

                  (vi)   "Rights Declaration Date" shall mean October 30, 1995.

                  (vii) "Semiannual Dividend Payment Date" shall mean the first day of March and September in each year.

                  (vi) "Senior Stock" shall mean any class or series of stock of the Corporation ranking senior to the Series A Preferred Stock and to any Parity Stock in respect of the right to receive dividends or in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.

                  (B) Dividend and Distributions. (i) Subject to the prior preferences and other rights of any Senior Stock, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, semiannual dividends payable in cash at the rate hereinafter fixed in this subparagraph (B) on each Semiannual Dividend Payment Date, commencing on the first Semiannual Dividend Payment Date after the first issuance of any shares or fractions of a share of Series A Preferred Stock. Semiannual dividends on the Series A Preferred Stock shall be payable to holders of record of the Series A Preferred Stock on the respective date not exceeding 50 days preceding such Semiannual Dividend Payment Date as shall be fixed for this purpose by the Board of Directors, in an amount per share (rounded to the nearest cent) equal to the greater of (V) $.05 or (W) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Semiannual Dividend Payment Date, or, with respect to the first Semiannual Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after the Rights Declaration Date (X) declare any dividend on Common Stock payable in shares of Common Stock, (Y) subdivide the outstanding Common Stock, or (Z) combine the outstanding Common Stock into a smaller number of shares, then in each such case the



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         amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (W) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (ii) No dividend or other distribution may be declared or paid on the Common Stock (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock) unless, coincidentally with the declaration of such dividend or such other distribution, the dividend payable on the Series A Preferred Stock pursuant to clause (W) of subsection (i) above is declared and the consideration sufficient for the payment thereof set apart from funds legally available therefor so as to be available then and on the next Semiannual Dividend Payment Date for the payment in full thereof and for no other purpose. In the event no dividend or distribution shall have been declared on the Common Stock during the period between any Semiannual Dividend Payment Date and the next subsequent Semiannual Dividend Payment Date, a dividend of $.05 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Semiannual Dividend Payment Date.

                  (iii) Dividends on each outstanding share of Series A Preferred Stock shall begin to accrue and be cumulative from the Semiannual Dividend Payment Date next following the respective date of issuance of such share unless the date of such issuance is a Semiannual Dividend Payment Date, in which case dividends shall accrue and be cumulative from the date of issuance.

                  (iv) The holders of shares of the Series A Preferred Stock shall not be entitled to receive any dividends thereon other than the cash dividends specified in this subparagraph (B). Unpaid dividends shall be cumulative and shall accrue, whether or not declared by the Board of Directors, until the date such dividends are paid. Accrued but unpaid dividends on the Series A Preferred Stock shall not bear interest. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any Semiannual Dividend Payment Date, to holders of record of the Series A Preferred Stock on such date, not more than 50 days preceding the payment date thereof, as may be fixed by the Board of Directors.

                  (v) So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock any dividend in cash or property of any sort, nor shall the Corporation make any distribution on any Junior Stock, or set aside any assets for any such purposes, nor shall any Junior Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries, nor shall any monies be paid, set aside for payment or made available for a sinking fund for the purchase or redemption of



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         any Junior Stock, unless and until all dividends to which the holders of the Series A Preferred Stock and any Parity Stock shall have been entitled for all current and all previous dividend periods shall have been paid or declared and the consideration sufficient for the payment thereof set apart so as to be available for the payment thereof and for no other purpose; provided, however, that nothing contained in this subsection (v) shall prevent the payment of dividends solely in Junior Stock or the repurchase, redemption or other acquisition solely through the issuance of Junior Stock.

                  (C) Distributions Upon Liquidation, Dissolution or Winding Up. Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to the shareholders the sum of $50 per share, together with the amount of all cumulative dividends accrued and unpaid thereon to and including the date of such liquidation, dissolution or winding up, before any payment or distribution shall be made to the holders of any Junior Stock of the Corporation, which payment shall be made pari passu to any such payment made to the holders, if any, of any Parity Stock. The holders of the Series A Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation after receiving the liquidation price described above. If, upon distribution of the Corporation's assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Series A Preferred Stock and to all holders of any Parity Stock shall be insufficient to permit payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Series A Preferred Stock and such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Series A Preferred Stock and such Parity Stock would otherwise respectively be entitled. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer, or lease of all or substantially all the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this subparagraph
         (C).

                  (D) Voting Rights. (i) Except as otherwise expressly provided in this subparagraph (D) or as otherwise required by law, the holders of shares of Series A Preferred Stock shall vote together with the holders of the Common Stock (and the holders of any other class or series of the Corporation's stock entitled to vote with the holders of the Common Stock) as a single class for the election of directors and on all other matters coming before any meeting of the shareholders of the Corporation or otherwise to be acted upon by the shareholders of the Corporation, subject to any voting rights granted or which may be granted to



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         holders of any other class or series of the preferred stock of the
         Corporation. Each share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation.

                  (ii) In addition to the voting rights set forth above, if and when dividends payable on the Series A Preferred Stock shall be in arrears in an amount equivalent to or exceeding three (3) full semiannual dividends thereon, whether or not consecutive, the holders of shares of the Series A Preferred Stock, voting separately as a class, shall be entitled to elect two directors to the Board of Directors. Directors so elected shall thereupon become additional directors of the Corporation and the authorized number of directors of the Corporation shall thereupon be automatically increased by such number. During such times that the holders of the Series A Preferred Stock, voting as a class, shall be entitled to elect such additional directors as provided herein, the holders of the Series A Preferred Stock shall not be entitled to participate in the election of any other directors with the holders of shares of the Common Stock or any other class or classes of stock who are entitled to vote for the election of directors.

                  Such right of the holders of shares of the Series A Preferred Stock who are entitled to vote in such manner to elect such additional directors may be exercised until all dividends in default on the Series A Preferred Stock shall have been paid or declared and the consideration sufficient for the payment in full thereof set apart so as to be available for the payment thereof and for no other purpose; when said dividends shall have been so paid or declared and set apart, such right to elect two directors shall terminate, subject to the vesting of such voting rights in the event of any such future default or defaults in the payment of dividends. Whenever the holders of shares of the Series A Preferred Stock who are entitled to vote in such manner shall be divested of such voting rights by reason of the payment or the declaration and setting apart of consideration sufficient for the payment in full of the dividends then in default, the terms of office of the directors elected as such by the holders of shares of the Series A Preferred Stock shall forthwith terminate and the number of the directors of the Corporation shall be reduced correspondingly.

                  At any time after such voting rights shall so have vested in the holders of shares of the Series A Preferred Stock who are entitled to vote in such manner, the Secretary of the Corporation may, and upon the written request of the holders of record of not less than 75% of the outstanding shares of Series A Preferred Stock, addressed to him at the principal office of the Corporation, shall, call a special meeting of the holders of shares of the Series A Preferred Stock who are entitled to vote in such manner for the election of the directors to be elected by them, such meeting to be held within 10 days after the earlier of such call or the delivery of such request and at the place and upon the notice provided by the By-laws of the Corporation for the holding of meetings of shareholders, except that the Secretary of the Corporation shall not be required to call such a special meeting if the



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         request for such call is received less than 45 days prior to the date fixed for the next annual meeting of shareholders.

                  (E) Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount (as such amount may have been previously adjusted by reason of the prior occurrence(s) of any such events) by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (F) Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by amendment of the Articles of Incorporation of the Corporation adopted by resolution of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                  (G) Preemptive Rights. The holders of shares of the Series A Preferred Stock shall not have any preemptive right to subscribe for or purchase any shares of stock or any other securities which may be issued by the Corporation.

                  (H) No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

                  (I) Amendment. Without the consent of the holders of at least 75% of the shares of Series A Preferred Stock at the time outstanding, either in writing or by vote at a meeting called for that purpose at which the holders of the Series A Preferred Stock shall vote as a class, neither the Articles of Incorporation of the Corporation nor any resolution of the Board of Directors establishing and



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         designating a series of preferred stock and determining the relative rights and preferences thereof shall be changed so as to alter in an adverse manner the designations, preferences, limitations and rights of holders of the Series A Preferred Stock.

                  (J) Fractional Shares. The Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

                  (K) Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in the Articles of Incorporation of this Corporation.

                  (L) Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth in this Paragraph (g) (as such Paragraph may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Paragraph (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

         (h) Designation of 8.5% Series B Cumulative Convertible Exchangeable Preferred Stock.

                  Of the authorized preferred stock of the Corporation, 550,000 of such shares shall be designated as 8.5% Series B Cumulative Convertible Exchangeable Preferred Stock (the "Series B Preferred Stock") and shall have the following designations, preferences, limitations and relative rights:

                  (A) Rank. The Series B Preferred Stock shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Corporation, (i) rank senior and prior to the Common Stock, par value $.01 per share, together with associated preferred stock purchase rights, of the Corporation (the "Common Stock") and any other class or series of capital stock of the Corporation that by its terms ranks junior to the Series B Preferred Stock as to payment of dividends, redemption payments and rights upon liquidation,



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         dissolution or winding up of the affairs of the Corporation (such stock, including the Common Stock, "Junior Stock"), (ii) rank on a parity with any other class or series of capital stock of the Corporation that by its terms does not rank senior or junior to the Series B Preferred Stock as to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Corporation Stock ("Parity Stock"), and (iii) rank junior to any other class or series of capital stock of the Corporation that by its terms ranks senior to the Series B Preferred Stock as to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Corporation Stock ("Senior Stock").

                  (B)    Dividends.

                  (i) The holders of the issued and outstanding shares of the Series B Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors, out of funds legally available therefor, distributions in the form of cumulative cash dividends at the annual rate per share of 8.5% of the sum of (x) the Liquidation Preference (as hereinafter defined) and (y) all unpaid dividends, if any, whether or not declared, from the date of the initial issuance of the shares of Series B Preferred Stock (the "Closing Date") to the applicable dividend payment date.

                  (ii) Dividends on shares of Series B Preferred Stock shall accumulate, whether or not declared, on a quarterly basis from the Closing Date and shall be payable initially on December 31, 1999 and then quarterly on each March 31, June 30, September 30, and December 31 thereafter (each, a "Dividend Payment Date"), except that if any Dividend Payment Date is not a business day then the Dividend Payment Date shall be on the first immediately succeeding business day (as used herein, the term "business day" shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in The City of New York). Dividends shall cease to accumulate in respect of Series B Preferred Stock on the Redemption Date (as hereinafter defined) or the Conversion Date (as hereinafter defined) for such shares, as the case may be, unless, in the case of a Redemption Date, the Corporation fails to pay the amounts necessary for such redemption or repurchase (including any unpaid dividends required to be paid at such time) or, in the case of a Conversion Date, the Corporation fails to deliver certificates representing Common Stock issuable upon such conversion or to make any payment with respect to any unpaid dividends required to be paid at such time, as the case may be, in which cases dividends shall continue to accumulate from the Redemption Date or the Conversion Date, as the case may be, until such payment and/or delivery is made, except as set forth in
         Section 2(h)(D)(vi).

                  (iii) All dividend payments paid with respect to shares of Series B Preferred Stock shall be paid pro rata to the holders entitled thereto. Dividends to be paid on any Dividend Payment Date shall be paid to the holders of record of shares of the Series B Preferred Stock as they appear on the stock register of the Corporation at the close of business on such record dates (each, a "Dividend Payment Record Date"), as shall be fixed by the Board of Directors of the Corporation.



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                  (C)    Liquidation.

                  (i) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive $10.00 per share (the "Liquidation Preference"), plus an amount equal to the unpaid dividends thereon, if any, whether or not declared, to the payment date.

                  (ii) Holders of shares of Series B Preferred Stock shall not be entitled to receive the Liquidation Preference of the shares held by them until payment in full or provision has been made for the payment of all claims of creditors of the Corporation and the liquidation preference of any Senior Stock, plus accrued and unpaid dividends thereon, if any, whether or not declared, to the payment date, shall have been paid in full. Upon payment in full of the Liquidation Preference (plus unpaid dividends thereon, if any, whether or not declared, to the payment date) to which the holders of shares of the Series B Preferred Stock are entitled, the holders of shares of the Series B Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation. If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference (plus unpaid dividends thereon) payable to the holders of shares of the Series B Preferred Stock and the liquidation preference payable to the holders of any Parity Stock, the holders of all such shares shall share ratably in proportion to the full respective preferential amounts payable on such shares in any distribution.

                  (iii) For the purposes of this Section 2(h)(C), neither the sale of all or substantially all of the assets of the Corporation nor the consolidation or merger of the Corporation with or into any other entity shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, unless such sale, consolidation or merger shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

                  (D)    Redemption.

                  (i) General. Except as provided in this Section 2(h)(D), shares of the Series B Preferred Stock shall not be redeemable by the Corporation.

                  (ii) Optional Redemption. The Corporation, at its option, may within 45 days of any 200% Date (as defined below) redeem shares of Series B Preferred Stock, in whole or in part, in the sole discretion of the Board of Directors, to the extent it has funds legally available therefor, at the redemption price set forth in
         Section 2(h)(D)(iv) below. A "200% Date" shall mean any date as of which the Closing Price of the Common Stock equals or exceeds 200% of the Conversion Price (as hereinafter defined) then in effect on at least 30 of the 45 trading days immediately preceding such date and as of such date. As used herein, the "Closing Price" of the Common Stock on any day means the last reported sales price on such day or, in the case no such sale takes place on such day, the last reported sales price of the previous trading day, of the Common Stock, in each case on the Nasdaq National Market or, if not listed or admitted to trading on the Nasdaq

         National Market, as listed or quoted on the Nasdaq SmallCap Market, American Stock Exchange ("AMEX") or the New York Stock Exchange ("NYSE"). If the Common Stock is not listed or admitted to trading on one of the Nasdaq National Market, the Nasdaq SmallCap Market, the NYSE or AMEX, then the Closing Price shall be determined in good faith by the Board of Directors of the Corporation, and such determination shall be conclusive and binding on all persons.

                  (iii) Mandatory Redemption. Subject to the rights of Senior Stock, if any, the Corporation shall redeem, on each of the Scheduled Redemption Dates set forth below, 25% of the number of shares of Series B Preferred Stock which were issued on the Closing Date, such redemptions to be made from funds legally available therefor, at the redemption price set forth in Section 2(h)(D)(iv) below:


                                   SCHEDULED
                                REDEMPTION DATE

                               September 30, 2002
                               September 30, 2003
                               September 30, 2004
                               September 30, 2005

         If the funds of the Corporation legally available for redemption of shares of the Series B Preferred Stock are insufficient to redeem the total number of shares required to be redeemed on a scheduled redemption date, those funds which are legally available will be used to redeem the maximum possible number of shares of Series B Preferred Stock ratably among the holders thereof. At any time thereafter when additional funds of the Corporation are legally available for such purpose, such funds will immediately be used to redeem the balance of the shares of Series B Preferred Stock scheduled to have been redeemed on the previous scheduled redemption date. Any optional redemption pursuant to Section 2(h)(D)(ii) shall entitle the Corporation to a credit against the number of shares the Corporation shall be obligated to redeem under this Section 2(h)(D)(iii).

                  (iv) Payment of Redemption Price. All shares shall be redeemed at the redemption price of 100% of the Liquidation Preference thereof, plus an amount equal to the unpaid dividends thereon, if any, whether or not declared, to the Redemption Date. The amount of the redemption price on any shares of Series B Preferred Stock redeemed, on any redemption provided for herein, whether allocable to the Liquidation Preference thereon or to any unpaid dividends to be paid on the shares of Series B Preferred Stock redeemed on such Redemption Date, shall be paid in cash.

                  (v) Not less than 15 days nor more than 45 days (such date as fixed by the Board of Directors of the Corporation is referred to herein as the "Redemption Record Date") prior to the date fixed by the Board of Directors of the Corporation for any redemption of shares of the Series B Preferred Stock pursuant to this Section 2(h)(D)

         (each such date, a "Redemption Date"), a notice specifying the time and place of the redemption and the number of shares to be redeemed shall be given by first class mail, postage prepaid, to the holders of record on the Redemption Record Date of the shares of the Series B Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation, calling upon each holder of record to surrender to the Corporation on the Redemption Date at the place designated in the notice such holder's certificate or certificates representing the number of shares specified in the notice of redemption. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. On or after the Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed shall present and surrender such holder's certificate or certificates for such shares to the Corporation at the place designated in the redemption notice and thereupon the redemption price of the shares, and any unpaid dividends thereon to the Redemption Date, shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (vi) If a notice of redemption has been given and if, on or before the Redemption Date, the funds necessary for such redemption (including all dividends on the shares of Series B Preferred Stock to be redeemed that will accumulate to the Redemption Date) shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of Series B Preferred Stock so called for redemption, then, notwithstanding that any certificates for such shares of Series B Preferred Stock have not been surrendered for cancellation, on the Redemption Date dividends shall cease to accumulate on the shares of the Series B Preferred Stock to be redeemed and the holders of such shares shall cease to be stockholders with respect to those shares, shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect thereto, except the conversion rights provided in Section 2(h)(E) below and the right to receive the monies payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares of Series B Preferred Stock evidenced thereby shall no longer be outstanding. Subject to applicable escheat laws, any monies so set aside by the Corporation and unclaimed at the end of four years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price, without interest. Any interest accrued on funds so deposited shall belong to the Corporation and be paid thereto from time to time.

                  (vii) If a notice of redemption has been given and any holder of shares of Series B Preferred Stock shall, prior to the close of business on the business day immediately preceding the Redemption Date, give written notice to the Corporation pursuant to Section 2(h)(E)(ii) below of the conversion of any or all of the shares to be redeemed held by the holder, then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided in Section 2(h)(E) below, whereupon any funds deposited by the Corporation for the redemption of such shares shall (subject to any right of the holder of such shares to receive the dividend payable thereon as provided in Section 2(h)(E)(i) below) immediately upon such conversion be returned to the Corporation or, if then held in trust by the Corporation, shall automatically and without further corporate action or notice be discharged from the trust.

                  (viii) In every case of redemption of fewer than all of the outstanding shares of the Series B Preferred Stock pursuant to this
         Section 2(h)(D), the shares to be redeemed shall be selected pro rata, provided that only whole shares shall be selected for redemption.

                  (E)    Optional Conversion.

                  (i) Holders of shares of Series B Preferred Stock may, at any time, convert their shares of Series B Preferred Stock, unless previously redeemed, into that number of shares of the Common Stock as shall be determined by dividing the Liquidation Preference ($10.00) by 115% of the Average Closing Date Price (as hereinafter defined), subject to adjustment as described below in Section 2(h)(E)(vi) (the "Original Conversion Price"). For purposes hereof, the term "Average Closing Date Price" shall mean the average of the Closing Prices of the Common Stock for the five business days prior to the Closing Date. If, on June 20, 2000, the average of the Closing Prices of the Common Stock for the five business days prior thereto (the "Reset Price") is less than 115% of the Average Closing Date Price, holders of Series B Preferred Stock may thereafter at their option convert their shares of Series B Preferred Stock, unless previously redeemed, into that number of shares of the Common Stock as shall be determined by dividing the Liquidation Preference ($10.00) by the Reset Price, subject to adjustment as described below in Section 2(h)(E)(vi) (the "Reset Conversion Price"). For purposes of this Section 2(h), the term "Conversion Price" shall mean either the Original Conversion Price or the Reset Conversion Price, whichever is then applicable. If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. In the case of shares of Series B Preferred Stock called for redemption, conversion rights shall expire at the close of business on the business day immediately preceding the Redemption Date. The holders of shares of Series B Preferred Stock that convert such shares into shares of Common Stock shall be entitled to receive any unpaid dividends accumulating through the Conversion Date.

                  (ii) Any holder of shares of Series B Preferred Stock electing to convert the shares or any portion thereof in accordance with Section 2(h)(E)(i) above shall give written notice (a "Conversion Notice") to the Corporation (which notice may be given by facsimile transmission) that such holder elects to convert the same and shall state therein the number of shares of Series B Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter, the holder shall surrender the certificate or certificates of shares of Series B Preferred Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for such shares, or at such other place designated by the Corporation. The Corporation shall issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares of Series B Preferred Stock that have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled (in the number(s) and denomination(s) designated by such holder), and the Corporation shall deliver to such holder a certificate or certificates for the number of shares of Series B Preferred Stock that such holder has not elected to convert. The conversion right with respect to any shares of Series B Preferred Stock shall be deemed to have been exercised at the date upon which the Conversion Notice is received by the Corporation (the "Conversion Date"), and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock upon that date; provided, however, that nothing in this sentence shall relieve the Corporation of its obligation to deliver to the person or persons entitled to receive the Common Stock issuable upon conversion certificates therefor, or its obligation, if any, to pay any dividends accumulating after the Conversion Date pursuant to Section 2(h)(E)(i) above.

                  (iii) No fractional shares of Common Stock shall be issued upon conversion of shares of Series B Preferred Stock. Instead of any fractional share of Common Stock otherwise issuable upon conversion of any shares of Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price of the Common Stock on the Conversion Date. In the absence of a Closing Price, the Board of Directors shall in good faith determine the current market price on such basis as it reasonably considers appropriate and such current market price shall be used to calculate the cash adjustment.

                  (iv) If a holder converts shares of Series B Preferred Stock, the holder shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion or due upon the issuance of a new certificate or certificates for any shares of Series B Preferred Stock not converted.

                  (v) The Corporation shall at all times keep reserved out of its authorized but unissued Common Stock a sufficient number of shares of Common Stock to permit the conversion of all of the then-outstanding shares of Series B Preferred Stock. For the purposes of this Section 2(h)(E), the full number of shares of Common Stock then issuable upon the conversion of all then-outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all outstanding shares of Series B Preferred Stock were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the State of Georgia and these Articles of Incorporation, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Series B Preferred Stock at the time outstanding.

                  (vi) In case the Corporation shall (x) pay a dividend on any class of its capital stock in shares of Common Stock, (y) subdivide the outstanding shares of Common Stock into a greater number of shares or (z) combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying the Conversion Price at which the shares of Series B Preferred Stock were theretofore convertible by a fraction of which the denominator shall be the number of shares of Common Stock outstanding immediately following such action and of which the numerator shall be the number of shares of Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend and immediately after the effective date in the case of a subdivision or combination. No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect. All calculations under this Section 2(h)(E)(vi) shall be made to the nearest cent.

                  (vii) In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of Series B Preferred Stock outstanding immediately prior thereto shall have adequate written notice and the right thereafter, during the period such share of Series B Preferred Stock shall be convertible, to convert such share into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which a share of Series B Preferred Stock would have been convertible immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange.

                  (F)    Exchange.

                  (i) Shares of Series B Preferred Stock shall be exchangeable for Convertible Debt (as defined below), in whole but not in part, out of surplus of the Corporation legally available for such exchange, at any time and from time to time at the option of the Corporation. All unpaid dividends on the shares of Series B Preferred Stock, including dividends accumulated from the last preceding Dividend Payment Date through the date fixed for such exchange, shall be declared and paid prior to or on the same date as the date of any exchange pursuant to this Section 2(h)(F). The Corporation shall cause the Convertible Debt to be issued on and dated the date which coincides with the date of exchange of the Series B Preferred Stock. "Convertible Debt" means the 8.5% Convertible Debentures of the Corporation to be issued pursuant to the Convertible Debt Indenture, as amended, modified, supplemented, restructured, replaced, extended or refinanced from time to time in accordance with the terms hereof and thereof. "Convertible Debt Indenture" means the indenture pursuant to which the Convertible Debt is to be issued, having terms in accordance with this Section 2(h)(F) and otherwise in form and substance acceptable to holders of a majority of Series B Preferred Stock immediately prior to the effectiveness of such indenture.

                  (ii) Any notice of any exchange of the Series B Preferred Stock given by the Corporation shall be mailed to each holder of shares of Series B Preferred Stock to be exchanged at such holder's address as it appears on the books of the Corporation. Such notice shall set forth the procedures for exchanging certificates representing Series B Preferred Stock for Convertible Debt with a principal amount equal to 100% of the aggregate Liquidation Preference of the shares of Series B Preferred Stock being exchanged. The Corporation shall as promptly as practicable thereafter mail to each such holder a notice setting forth the procedures for exchanging certificates representing Series B Preferred Stock for Convertible Debt. Upon such exchange, the rights of the holders of Series B Preferred Stock to be exchanged as stockholders of the Corporation shall cease, and the person or persons entitled to receive the Convertible Debt issuable upon such exchange shall be treated for all purposes as the registered holder or holders of such Convertible Debt.

                  (iii) The shares of Series B Preferred Stock which have been exchanged shall no longer be deemed to be outstanding and shall be retired and all rights with respect to such shares, including, without limitation, the rights, if any, to receive dividends (and interest thereon) and to receive notices and to vote or consent (except for the right of the holders to receive unpaid dividends, if any, and Convertible Debt and Common Stock, as provided herein, in exchange therefor) shall forthwith cease.

                  (iv) Upon any exchange of shares of Series B Preferred Stock into Convertible Debt, as provided herein, in accordance with this Section 2(h)(F), the Corporation will pay any documentary, stamp or similar issue or transfer taxes which may be due with respect to the transfer and exchange of such exchanged shares, if any; provided, however, that if the Convertible Debt into which the shares of Series B Preferred Stock is exchangeable pursuant to this Section 2(h)(F) is to be issued in the name of any person other than the holder of the shares of Series B Preferred Stock to be so exchanged, the amount of any transfer taxes (whether imposed on the Corporation, the holder or such other person) payable on account of the transfer to such person will be payable by the holder.

                  (v) Unless otherwise agreed by the Corporation and each holder of shares of Series B Preferred Stock, any shares exchanged at the Corporation's election shall be called for exchange on a pro rata basis from all holders of Series B Preferred Stock. Any exchange for which shares are called for exchange on a pro rata basis (whether or not some of such shares so called are subsequently converted pursuant to Section 2(h)(E)) shall comply with this Section 2(h)(F). Any fractional share of Series B Preferred Stock which would otherwise be issuable as a result of any exchange of less than all shares held shall be included in the shares exchanged.

                  (vi) The Convertible Debt shall have a maturity date of the September 30, 2005; a principal amount equal to the Liquidation Preference multiplied by the number of shares of Series B Preferred Stock exchanged for such Convertible Debt (and a proportionate principal amount for any fractional share exchanged); shall provide for payment of interest at the rate of 8.5% per annum, payable quarterly in cash; and shall be convertible and redeemable on terms substantially the same as those of the Series B Preferred Stock, in each case, on the terms and conditions set forth in the Convertible Debt Indenture and shall otherwise be on the terms set forth in the Convertible Debt Indenture.

                  (G)    Status of Shares.

                  All shares of the Series B Preferred Stock that are at any time redeemed pursuant to Section 2(h)(D), converted pursuant to
         Section 2(h)(E) or exchanged pursuant to Section 2(h)(F) and all shares of the Series B Preferred Stock that are otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors of the Corporation shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors of the Corporation as shares of any one or more other series.

                  (H)    Voting Rights.

                  Holders of shares of the Series B Preferred Stock shall have no voting rights, except as may be otherwise required by these Articles of Incorporation, the Corporation's by-laws or applicable law.

                  (I)      Preemptive Rights.

                  The holders of the Series B Preferred Stock shall not have any preemptive right to subscribe for or purchase any shares of stock or any other securities which may be issued by the Corporation.

                  (J)      Information Rights.

                  Each holder of shares of the Series B Preferred Stock shall be furnished with annual audited and quarterly unaudited financial statements of the Corporation consistent with reports provided to holders of the Common Stock.

                                       3.

         The address of the initial registered office of the Corporation shall be 1850 Parkway Place, 12th Floor, Marietta, Cobb County, Georgia 30067 and its initial registered agent at such address shall be J. Brent Burkey.

                                       4.

         The name and address of the incorporator is J. Brent Burkey, 1850 Parkway Place, 12th Floor, Marietta, Georgia 30067.

                                       5.

         The mailing address of the initial principal office of the Corporation is 1850 Parkway Place, 12th Floor, Marietta, Georgia 30067.

                                       6.

         (A) Beginning with the election of directors in 1998, the Board of Directors of the Corporation shall consist of nine (9) natural persons of the age of eighteen years or over and shall be divided into three classes, Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors and any remaining directors shall be included within such class or classes as the Board of Directors shall designate, provided that the difference in the number of directors in any two classes shall not exceed one (1). At the annual meeting of shareholders in 1998, Class I Directors shall be elected for a one-year term, Class II Directors for a two-year term and Class III Directors for a three-year term. At each succeeding annual meeting of shareholders beginning in 1999, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term.

         (B) Any director of the Corporation, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote for the election of directors, voting together as a single class. No director may be removed without cause.

         (C) The number of directors constituting the Board of Directors may be increased or decreased from time to time by the affirmative vote of a number of directors equal to at least a majority of the then authorized number of directors (regardless of any vacancies then existing). If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. No decrease in the number of directors shall affect the term of any director.

         (D) Any vacancy on the Board of Directors, including any vacancy occurring by reason of any increase in the number of directors, shall be filled only by the Board of Directors acting by the affirmative vote of a majority of the directors then remaining in office. If the directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

         (E) The provisions of this Article 6 are subject in all respects to the rights, privileges and preferences of the holders of any class of capital stock of the Corporation other than Common Stock.

         (F) This Article 6 may be modified, amended or repealed only by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote on such modification, amendment or repeal; any provision in the Articles of Incorporation inconsistent with this Article 6, or any provision in the Articles of Incorporation or the By-laws of the Corporation purporting to interpret or define the terms contained in this Article 6, may be adopted only by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote on such provision; provided that, the Board of Directors may adopt By-laws implementing or interpreting this Article 6.

                                       7.

         No director shall have any personal liability to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, by reason of any act or omission occurring subsequent to the date when this provision becomes effective, except that this provision shall not eliminate or limit the liability of a director for (a) any appropriation, in violation of his duties, of any business opportunity of the Corporation; (b) acts or omissions which involve intentional misconduct or a knowing violation of law; (c) liabilities of a director imposed by Section 14-2-832 of the Georgia Business Corporation Code; or (d) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal; provided, however, that if further elimination or limitation of the liability of directors is provided for or permitted by the Georgia Business Corporation Code or other applicable law at any time, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent then so provided for or permitted by the Georgia Business Corporation Code or other applicable law, and this Article 7 shall be deemed to include and have incorporated herein provision for such further elimination or limitation of liability of a director effective upon the enabling provision therefor in the Georgia Business Corporation Code or other applicable law becoming effective. Without limiting the foregoing, if the Georgia Business Corporation Code is amended to permit the limitation of a director's liability under clause (d) above to the amount of the financial benefit received by a director to which he is not entitled, then any liability of a director of the Corporation not eliminated because of said clause (d) shall be limited to the amount of any financial benefit received by the director to which he is not entitled.

                  IN WITNESS WHEREOF, HIE, Inc. has caused its duly authorized officer to execute these Amended and Restated Articles of Incorporation as of this 28th day of September, 1999.


                       HIE, INC.



                       By:    /s/ Joseph A. Blankenship
                              -------------------------------------------------
                       Name:  Joseph A. Blankenship
                       Title: Senior Vice President -- Finance, Chief Financial
                              Officer, Secretary and Treasurer